EXHIBIT 5.1
June 6, 2007
CMP Susquehanna Corp.
14 Piedmont Center, Suite 1400
Atlanta, Georgia 30305
Re:	Registration Statement on Form S-4 filed by CMP
Susquehanna Corp. and the Guarantors (as defined below)
relating to the Exchange Offer (as defined below) for any and all outstanding 9-7/8% Senior Subordinated Notes due 2014
Ladies and Gentlemen:
     We have acted as counsel for CMP Susquehanna Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4 (Reg. No. 333-                    ) (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $250,000,000 aggregate principal amount of 9-7/8% Senior Subordinated Notes due 2014 of the Company (the “Exchange Notes”) for an equal principal amount of 9-7/8% Senior Subordinated Notes due 2014 of the Company outstanding on the date hereof (the “Outstanding Notes”), and the guarantees of the Exchange Notes by CMP Susquehanna Radio Holdings Corp., a Delaware corporation and the parent of the Company (the “Parent”), the subsidiaries of the Company listed on Exhibit A hereto (collectively with the Parent, the “Covered Guarantors”), and the subsidiaries of the Company listed on Exhibit B hereto (collectively, the “Other Guarantors” and, with the Covered Guarantors, the “Guarantors”). The Outstanding Notes have been, and the Exchange Notes will be, issued under the Indenture dated as of May 5, 2006 (the “Indenture”) by and among the Company, the Guarantors and Wells Fargo, National Association, as trustee (the “Trustee”). Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Indenture.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
     1. The Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.

CMP Susquehanna Corp.
June 6, 2007

     2. The guarantees of the Exchange Notes (the “Exchange Guarantees”) of the Covered Guarantors, when they are delivered in accordance with the terms of the Exchange Offer in exchange for the guarantees of the Outstanding Notes (the “Outstanding Guarantees”) of the Covered Guarantors, will be validly issued by the Covered Guarantors and will constitute valid and binding obligations of the Covered Guarantors.
     3. The Exchange Guarantees of the Other Guarantors, when they are delivered in accordance with the terms of the Exchange Offer in exchange for the Outstanding Guarantees of the Other Guarantors, will constitute valid and binding obligations of the Other Guarantors.
     The opinions set forth above are subject to the following limitations, qualifications and assumptions:
     For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     For purposes of our opinions insofar they relate to the Guarantors, we have assumed that the obligations of each of the Guarantors under the Exchange Guarantees are, and would be deemed by a court of competent jurisdiction to be, in furtherance of its corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Guarantor and will benefit the respective Guarantor, directly or indirectly.
     In rendering the opinion expressed in paragraph 3 above, we have relied solely upon the opinions of counsel for the Other Guarantors, copies of which have been filed as Exhibit 5.2 and Exhibit 5.3 to the Registration Statement, with respect to matters governed by the laws of the State of Indiana and the laws of the State of Nevada.
     The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York, the laws of the State of Ohio, the laws of the State of California, the laws of the State of Pennsylvania, the laws of the State of Texas, and the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we

CMP Susquehanna Corp.
June 6, 2007

express no opinion with respect to any other law of the State of Delaware or as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day

EXHIBIT A
COVERED GUARANTORS

Name of Guarantor	State of Incorporation or Organization
CMP KC Corp.	Delaware
CMP Houston-KC, LLC	Delaware
CMP Merger Co.	Delaware
Susquehanna Media Co.	Delaware
Susquehanna Radio Corp.	Pennsylvania
Susquehanna Radio Services, Inc.	Pennsylvania
Radio San Francisco, Inc.	California
Susquehanna License Co., LLC	Pennsylvania
Radio Cincinnati, Inc.	Ohio
Bay Area Radio Corp.	Delaware
Texas Star Radio, Inc.	Texas
KPLX Limited Partnership	Texas
KPLX Radio, Inc.	Texas
KNBR, Inc.	Delaware
KLIF Radio, Inc.	Texas
KRBE Limited Partnership	Texas
KRBE Radio, Inc.	Texas
KLIF Broadcasting Limited Partnership	Texas

EXHIBIT B
OTHER GUARANTORS

Name of Guarantor	State of Incorporation or Organization
Sunnyside Communications, Inc.	Indiana
WSBA Lico, Inc.	Nevada
WVAE Lico, Inc.	Nevada
WNNX Lico, Inc.	Nevada
Radio Metroplex, Inc.	Nevada
KRBE Broadcasting, Inc.	Nevada
Radio Indianapolis, Inc.	Indiana
Indianapolis Radio License Co.	Indiana
KLIF Broadcasting, Inc.	Nevada
S.C.I. Broadcasting, Inc.	Indiana
KFFG Lico, Inc.	Nevada
KPLX Lico, Inc.	Nevada
WRRM Lico, Inc.	Nevada
WFMS Lico, Inc.	Nevada
Indy Lico, Inc.	Nevada
KRBE Lico, Inc.	Nevada
KNBR Lico, Inc.	Nevada
KLIF Lico, Inc.	Nevada